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                                                                   EXHIBIT 10(P)

                              CONSULTING AGREEMENT

       This Agreement is by and between Judah Folkman, M.D., an individual having a business address at Children's Hospital, Hunnewell 103, 300 Longwood Avenue, Boston, MA 02115 (hereinafter called "CONSULTANT"); and Johnson & Johnson having a business address at One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (hereinafter called "J&J").

                                   WITNESSETH

       WHEREAS, J&J desires to engage CONSULTANT'S professional services; and

       WHEREAS, CONSULTANT desires to render professional services to J&J;

       WHEREAS, CONSULTANT represents that he is under no obligation to any third party that would interfere with his rendering to J&J professional services as hereinafter defined; and

       WHEREAS, J&J desires to engage Consultant's professional services for a one year period January 1, 2003 through December 31, 2003, subject to renewal upon the consent of both parties.

       NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. J&J hereby offers to engage and CONSULTANT accepts engagement by J&J of CONSULTANT's professional services as follows: advising and attendance at and participation in Scientific Advisory Committee Meetings.

         2. In consideration of CONSULTANT's acceptance of this Consulting Agreement and of his performance of the professional services as specifically set forth in Paragraph 1 hereof, J&J shall pay CONSULTANT a fee of Three Thousand Dollars ($3,000) per Scientific Advisory Committee Meeting attended, starting on the date last set below. In addition J&J agrees to reimburse CONSULTANT for all reasonable out-of-pocket (including J&J-authorized travel) expenses incurred while providing consulting services to J&J hereunder. Airline expenses are generally reimbursed at the business class level. Receipts shall be required for all individual expenses exceeding $25.00.

         3. In order to carry out the consulting services set forth herein, it has been and may be necessary for J&J to disclose to and provide CONSULTANT with certain technical, economic, scientific, and/or business information relating to the research and development activities and interests of J&J and its Affiliates (hereinafter collectively referred to as "Information") which J&J considers proprietary. Additionally, certain technical, economic, scientific and/or business information may be developed by CONSULTANT in the course of the services provided to J&J hereunder and this information will also be included in the term "Information". CONSULTANT agrees to keep such Information in strict confidence and not to disclose or use such Information for any purpose other than for the performance of the services contemplated herein without the prior written consent of J&J.

         4. Any inventions, whether patentable or not, improvements, ideas, or Information made or conceived in connection with or during the performance of services hereunder shall be the exclusive property of J&J. CONSULTANT, without charge to J&J, shall execute, acknowledge, and deliver to J&J all such further papers, including assignments and applications for patents, as may be necessary to enable J&J to publish or protect said inventions, improvements, and ideas by patent or otherwise in any and all countries and to vest title to said patents, inventions, improvements, and ideas in J&J or its nominees, their successors or assigns,

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and shall render all such assistance as J&J may require in any Patent
Office proceeding or litigation involving said inventions, improvements, ideas or Information.

         5. Any copyrightable work created by CONSULTANT in connection with or during the performance of services contemplated by this Agreement shall be considered a work made for hire, whether published or unpublished, and all rights therein shall be the property of J&J as employer, author and owner of the copyright in such work. CONSULTANT, without charge to J&J other than reasonable payment for time involved in the event the services contained in this Agreement shall have terminated, but at J&J's expense, shall duly execute, acknowledge, and deliver to J&J all such further papers, including assignments and applications for copyright registration or renewal, as may be necessary to enable J&J to publish or protect said works by copyright or otherwise in any and all countries, to vest title to said work in J&J or its nominees, their successors or assigns, and shall render all such assistance as J&J may require in any proceeding or litigation involving the rights in said works.

         6. J&J reserves the right at any time, upon written notice to CONSULTANT, to terminate this Agreement, in which event J&J shall be obligated to pay CONSULTANT only for services provided prior to such termination.

         7. CONSULTANT agrees to promptly inform J&J of any occurrence which would affect his ability to consult with J&J hereunder. This includes similar agreements with other pharmaceutical companies or research organizations.

         8. CONSULTANT represents that he is under no obligation or agreement with any third party which would prevent him from carrying out his duties and obligations under this Agreement.

         9. CONSULTANT agrees not to originate or use the name of J&J, or any of its employees, in any publicity, news release or other public announcement, written or oral, whether to the public, press or otherwise, relating to this Consulting Agreement, to any amendment hereto, or to the performance hereunder, without the prior written consent of J&J.

         10. CONSULTANT agrees that all matters arising under this Consulting Agreement shall be interpreted under the laws of the State of New Jersey, United States of America, and that venue for deciding all disputes hereunder shall be the State of New Jersey.

         11. CONSULTANT understands and agrees that his relationship to J&J hereunder will be as an independent contractor and not an employee or agent of J&J, and he will not be entitled to participate in any of the benefits and privileges available to J&J employees.

         12. Unless otherwise provided herein or terminated pursuant to Paragraph 8 above, the term of this Agreement shall be one (1) year from the last date set forth below until December 31, 2003. This Agreement shall be renewable for successive one (1) year periods upon the mutual written consent of the parties. Notwithstanding the termination of this Agreement the rights and obligations recited in Paragraphs 3-6 shall continue.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year signed below.

Dated:  December 20,  2002